FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                ------------------------------------------------


         THIS AMENDMENT made by and between The Phoenix Edge Series Fund, a Massachusetts business trust having a place of business located at 101 Munson Street, Greenfield, Massachusetts (the "Fund") and Phoenix Investment Counsel, Inc., a Massachusetts corporation having a place of business located at 56 Prospect Street, Hartford, Connecticut (the "Adviser").

                                    RECITALS

         The Fund and Adviser entered into an Investment Advisory Agreement dated August 10, 2000, as amended (collectively, the "Agreement"), on behalf of the Phoenix-Engemann Small & Mid-Cap Growth Series, pursuant to which the Adviser agreed to provide certain investment advisory and related services to the Fund.

         The parties mutually desire to amend the Agreement to reflect the Adviser's existing duties to vote proxies on behalf of series of the Fund managed by the Adviser and to reflect the Adviser's existing investment program designed to manage cash, cash equivalents and short-term investments for each such series.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1.       Section 17 is hereby added as follows:

         "Proxies. The Adviser has, and shall continue to, review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets under management by the Adviser in accordance with such policies and procedures adopted or approved by the Fund from time to time. Unless otherwise instructed by the Fund, the Adviser may delegate such duties to one or more Subadvisors who will, in compliance with the proxy voting procedures of the Fund then in effect or approved by the Fund, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Series may be invested. In the event that the Adviser exercises said delegation, it shall cause the Custodian to forward promptly to the Subadvisor all proxies upon receipt, so as to afford the Subadvisor a reasonable amount of time in which to determine how to vote such proxies. The Adviser shall cause such Subadvisor to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time, which reports shall then be presented to the Fund."

2.       Section 4 is hereby amended to include the following language:

         "With respect to managing the investment and reinvestment of the Series' assets, the Adviser may, at its election, provide, at its own expense, among other things, implementation of an investment program designed to manage cash, cash equivalents and short-term investments for a Series with respect to assets not designated from time to time to be managed by a subadvisor to any Series".

3. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

4. This Amendment shall become effective on the date first accepted by the Adviser which date is set forth above the Adviser's name on the signature page hereof.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of this 12th day of November, 2002.

                                  THE PHOENIX EDGE SERIES FUND


                                  By: /s/ Simon Y. Tan
                                     -------------------------------------------
                                      Name: Simon Y. Tan
                                      Title: President


                                  PHOENIX INVESTMENT COUNSEL, INC.

                                  By: /s/ Robert S. Driessen
                                     -------------------------------------------
                                      Name: Robert S. Driessen
                                      Title: Vice President